UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
July 8, 2009

American Realty Capital Trust, Inc.
 (Exact Name of Registrant as Specified in Its Charter)

Maryland
 (State or Other Jurisdiction of Incorporation)

333-145949	71-1036989
(Commission File Number)	(IRS Employer Identification No.)

106 Old York Road Jenkintown, PA	19046
(Address of Principal Executive Offices)	(Zip Code)

(215) 887-2189 (Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01      Completion of Acquisition of Assets.

Federal Express Freight Facility

On July 8, 2009, the Company acquired a newly constructed freight facility entirely net leased to FedEx Freight and guaranteed by FedEx Corporation (the “FedEx Facility”).  The FedEx Facility is comprised of 152,640 square feet and is located in Houston, TX.  The purchase price for the FedEx Facility is approximately $31.7 million.  The primary lease term under this net lease arrangement is fifteen years, having commenced October 16, 2008, and provides for up to two successive five-year extensions.  The base annual rent of approximately $2.6 million increases by 8% every five years.

The purchase price is comprised of a combination of short-term bridge financing and proceeds from the sale of common shares.  The Company entered into a one-year bridge credit facility with Amegy Bank of Texas and received proceeds of approximately $15.9 million.  The credit facility bears interest at an annual rate equal to 5.75%.  The remaining portion of the purchase price was funded using availability under the Company’s related party bridge facilities and equity capital.

 FedEx Corporation, together with its subsidiaries, provides transportation, e-commerce, and business services. It operates in four segments: FedEx Express, FedEx Ground, FedEx Freight, and FedEx Kinko's. The FedEx Express segment offers various shipping services for the delivery of packages and freight. This segment also provides international trade services specializing in customs brokerage and global cargo distribution; international trade advisory services; and publishes customs duty and tax information, as well as provides Global Trade Data, an information tool that allows customers to track and manage imports. The FedEx Ground segment provides business and residential money-back-guaranteed ground package delivery services. The FedEx Freight segment offers regional next-day and second-day, and interregional less-than-truckload (LTL) freight services, as well as long-haul LTL freight services. The FedEx Kinko's segment provides document services, such as printing, copying, and binding services; and business services, such as high-speed Internet access and computer rental, videoconferencing, signs and graphics production, and direct mail services. This segment also offers retail products, such as specialty papers, greeting cards, printer cartridges, stationery, and office supplies, as well as provides Web-based services. The company also offers supply chain solutions, including critical inventory logistics, transportation management, fulfillment, and fleet services. FedEx Corporation, formerly known as FDX Corporation, was founded in 1971 and is headquartered in Memphis, Tennessee. FedEx Corporation stock is listed on the New York Stock Exchange, and FedEx has a credit rating of BBB.

FedEx Corporation currently files its financial statements in reports filed with the Securities and Exchange Commission, and the following summary financial data regarding FedEx Corporation are taken from such filings.

	Past Nine Months Ended	For the Fiscal Year Ended
	2/28/2009	5/31/2008	5/31/2007	5/31/2006
Consolidated Statements of Operations (in thousands)
Revenues	$27,645,000	$37,953,000	$35,214,000	$32,294,000
Operating Income	2,238,000	2,075,000	3,276,000	3,014,000
Net Income	1,366,000	1,125,000	2,016,000	1,806,000

	As of	As of the Fiscal Year Ended
	2/28/2009	5/31/2008	5/31/2007	5/31/2006
Consolidated Balance Sheets (in thousands)
Total Assets	$27,006,000	$25,633,000	$24,000,000	$22,690,000
Long-term Debt	1,918,000	1,506,000	2,007,000	1,592,000
Stockholders’ Equity	15,551,000	14,526,000	12,656,000	11,511,000

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL TRUST, INC.

Date: July 14, 2009	By:	/s/ Nicholas S. Schorsch
		Name:	Nicholas S. Schorsch
		Title:	Chief Executive Officer and Chairman of the Board of Directors